Exhibit 10.1

BIOATLA, INC.

DIRECTOR COMPENSATION POLICY

(As amended and restated on June 13, 2024)

Each member of the Board of Directors (the “Board”) of BioAtla, Inc. (the “Company”), who is not an employee of the Company (each such member, a “Non-Employee Director”), will receive the compensation described in this Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the date set forth above (the “Effective Date”).

The Director Compensation Policy will become effective upon the Effective Date and supersedes all prior arrangements with respect to the subject matter hereof. The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Non-Employee Director will receive the cash compensation set forth below for service on the Board or a committee of the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service in an applicable role (including, for the avoidance of doubt, service in the Lead Director role prior to the Effective Date) will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service in such role that the Non-Employee Director provided in such quarter and the denominator of which will be the number of days in such quarter. All annual cash fees are vested upon payment.

1. Annual Board Member Service Retainer:

a. All Non-Employee Directors: $40,000

b. Non-Employee Director serving as Lead Director: 25,000

2. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating and Corporate Governance Committee: $4,000

3. Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

c. Chair of the Nominating and Corporate Governance Committee: $8,000

Equity Compensation

Non-Employee Directors will be eligible to receive such equity awards under the Company’s 2020 Equity Incentive Plan, as amended (or any successor equity incentive plan adopted by the Board and the stockholders of the Company) as may be approved from time to time by the Board subject to the recommendations of the Compensation Committee as such committee deems advisable.

Expenses; Other

The Company will reimburse each Non-Employee Director for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings, provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

This Director Compensation Policy was adopted by the Board and may only be amended or terminated by the Board.